Beckstead and Watts, LLP__
Certified Public Accountants
3340 Wynn Road, Ste. B
Las Vegas, NV 89102
702.257.1984

January 5, 2004

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Nations RX, Inc. (the "Company"). We reported on the financial statements of the Company for the fiscal year ended December 31, 2002, and reviewed the Company's financial statements through the interim period ended September 30, 2003.

We resigned as principal accountant of the Company effective November 24, 2003. We also notified the Company on November 24, 2003 that our client-auditor relationship had ceased.

We have read the Company's statements included under Item 4 of its Form 8-K dated January 3, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors or that HJ & Associates, LLC was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP

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